Exhibit 99.1

Press Release	For Immediate Release
Contact:
Robert W. White,
Chairman, President and CEO
or
Jack Sandoski,
Senior Vice President and CFO
(215) 886-8280
ABINGTON BANCORP, INC. ANNOUNCES RESULTS FOR THE THIRD QUARTER OF 2009
Jenkintown, PA (October 30, 2009) — Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), reported a net loss of $7.0 million for the quarter ended September 30, 2009, compared to net income of $2.4 million for the quarter ended September 30, 2008. The Company’s basic and diluted loss per share were both $0.36 for the third quarter of 2009 compared to basic and diluted earnings per share of $0.11 and $0.10, respectively, for the third quarter of 2008. Additionally, the Company reported a net loss of $5.2 million for the nine months ended September 30, 2009, compared to net income of $6.0 million for the nine months ended September 30, 2008. The basic and diluted loss per share were both $0.26 for the first nine months of 2009 compared to basic and diluted earnings per share of $0.27 and $0.26, respectively, for the first nine months of 2008.
The net loss for the quarter and the nine-month period were due primarily to our provision for loan losses, which amounted to $8.8 million for the third quarter of 2009 and $12.3 million for the first nine months of 2009. Additionally, we recorded an expense of $4.5 million in the aggregate to write-down the value of certain properties held as real estate owned (“REO”) during the third quarter of 2009.
Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “Our performance for the third quarter and the first nine months of 2009 continues to reflect the ongoing impact of the recession throughout the economy. Not only has a slowdown in residential and commercial real estate activity resulted in a notable decrease in the current values of these types of properties, the collective effect of this downturn has impacted other businesses to which we have provided loans. As a result of financial pressure for some of our loan customers, including several of our largest borrowers, it became necessary to make additional provisions to our allowance for loan losses during the quarter, primarily related to our construction loan portfolio.”
Mr. White continued, “Our third quarter and nine month deposit growth was very strong, including sizeable growth in our core deposits. We are fortunate to have a strong capital base that will allow us to absorb our loan losses and manage our way through the recession. We are focused on managing and resolving our non-performing assets, and through our stock repurchases and our quarterly cash dividends, we remain committed to building long-term shareholder value.”

Net Interest Income
Net interest income was $7.4 million and $22.6 million for the three and nine months ended September 30, 2009, respectively, compared to $7.7 million and $22.1 million for the three and nine months ended September 30, 2008, respectively. The decrease in our net interest income for the third quarter of 2009 compared to the third quarter of 2008 was due to lower interest income period-over-period which more than offset a reduction in our interest expense. The increase in our net interest income for the first nine months of 2009 compared to the first nine months of 2008 occurred as a decrease in our interest expense period-over-period exceeded the decrease in our interest income. Our average interest rate spread decreased slightly to 2.34% for the three months ended September 30, 2009 from 2.37% for the three months ended September 30, 2008. Our average interest rate spread of 2.34% for the nine months ended September 30, 2009 represented an increase over an average interest rate spread of 2.17% for the nine months ended September 30, 2008. Our net interest margin decreased period-over-period to 2.71% and 2.76%, respectively, for the three-month and nine-month periods ended September 30, 2009 from 2.99% and 2.88%, respectively, for the three-month and nine-month periods ended September 30, 2008. The decrease in our net interest margin occurred primarily as a result of our deposit growth, which outpaced the growth in our interest-earning assets.
Interest income for the three months ended September 30, 2009 decreased $990,000 or 7.1% over the comparable 2008 period to $13.0 million. The decrease occurred as growth in the average balance of our total interest-earning assets was more than offset by a decrease in the average yield earned on those assets. The average balance of our total interest-earning assets increased $56.5 million or 5.5% to $1.09 billion for the third quarter of 2009 from $1.03 billion for the third quarter of 2008. The increase was driven by a $59.7 million increase in the average balance of our loans receivable. The average yield earned on our total interest-earning assets decreased 65 basis points to 4.77% for the third quarter of 2009 from 5.42% for the third quarter of 2008. The decreases in the average yield earned on interest-earning assets was primarily the result of the current interest rate environment, as reflected by the actions of the Federal Reserve Board’s Open Market Committee in significantly cutting the federal funds rate throughout 2008 and maintaining a rate of near zero through the first nine months of 2009.
Interest income for the nine months ended September 30, 2009 decreased $1.9 million or 4.5% over the comparable 2008 period to $40.3 million. As was the case for the three-month period, the decrease occurred as growth in the average balance of our total interest-earning assets was more than offset by a decrease in the average yield earned on those assets.
Interest expense for the three months ended September 30, 2009 decreased $660,000 or 10.5% from the comparable 2008 period to $5.6 million. The decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities more than offset an increase in the average balance of those liabilities. The average rate we paid on our total interest-bearing liabilities decreased 62 basis points to 2.43% for the third quarter of 2009 from 3.05% for the third quarter of 2008. The average rate we paid on our total deposits decreased 56 basis points quarter-over-quarter, driven by a 53 basis point decrease in the average rate paid on our certificates of deposit. The average balance of our total deposits increased $155.1 million or 26.2% to $746.2 million for the third quarter of 2009 from $591.2 million for the third quarter of 2008 due primarily to growth in our core deposits. The average balance of our core deposits increased $100.7 million or 53.2% to $290.0 million for the third quarter of 2009 from $189.3 million for the third quarter of 2008. Although the average rate we paid on our advances from the FHLB increased 25 basis points for the third quarter of 2009 compared to the third quarter of 2008, this increase was more than offset by a decrease in the average balance of those advances of $57.9 million or 27.5% quarter-over-quarter. The average rate of our FHLB advances increased in the 2009 period due to a higher utilization of overnight advances during the 2008 period, on which we paid an interest rate substantially below the average rate paid on our other, longer-term advances from the FHLB.

Interest expense for the nine months ended September 30, 2009 decreased $2.4 million or 11.8% from the comparable 2008 period to $17.7 million. As was the case for the three-month period, the decrease in our interest expense occurred as a decrease in the average rate paid on our total interest-bearing liabilities offset an increase in the average balance of those liabilities.
Provision for Loan Losses
As stated earlier, we recorded a provision for loan losses of $8.8 million during the third quarter of 2009, and our provision for loan losses amounted to $12.3 million for the nine months ended September 30, 2009. Our provision for loan losses amounted to $309,000 and $1.0 million, respectively, for the quarter and nine months ended September 30, 2008. The increase in our provision for loan losses to $8.8 million in the quarter ended September 30, 2009 was due primarily to provisions with respect to the Company’s participation interest in certain shared national credit loans described below.
•	The first of the shared national credit loans is a working capital credit facility to a national residential developer. The Company has a 4.2% participation interest in this loan with a carrying value of $8.3 million as of September 30, 2009. While all payments on this loan have been made to the Company as scheduled since the loan’s origination, the borrower is under severe financial pressure, does not have adequate cash flow to service its outstanding obligations and has filed for Chapter 11 bankruptcy protection. Based on a review of the current status of the borrower, the loan is deemed to be impaired and has been placed on non-accrual status at September 30, 2009. During the quarter ended September 30, 2009, $6.6 million of our provision for loan losses was allocated to this loan, a slight reduction from the expected provision of $7.3 million which we previously announced in August. The Company understands that the borrower has recently entered into a non-binding letter of intent to sell substantially all of its assets to a third party. While no assurance can be given that the borrower will be successful in entering into such a sale transaction, if the borrower does enter into a binding agreement on terms that are similar to those in the letter of intent, the Company may recover some of the losses announced herein in future periods.

•	The second shared national credit loan is a real estate acquisition, construction and development loan for a planned unit development. The Company has an 11.8% participation interest in this loan with a carrying value of $3.9 million as of September 30, 2009. This loan, which is not related to or affiliated with the first shared national credit previously described herein, was placed on non-accrual status and deemed impaired by the Company in June 2009. As previously announced, an additional provision for loan losses of approximately $947,000 with respect to this loan was recognized during the quarter ended September 30, 2009, and as of September 30, 2009, a total of $2.1 million of our allowance for loan losses has been allocated to this loan.

•	A third shared national credit loan was also made to a residential development that is affiliated with the residential developer which is the borrower in the first impaired shared national credit loan described above. This loan, which has an outstanding balance to the Company of $4.7 million at September 30, 2009, was also determined to be impaired during the quarter and was placed on non-accrual status at September 30, 2009, however, we believe that we have sufficient collateral securing this loan and no provision for loan losses were made with respect to this loan during the quarter ended September 30, 2009.
Our loan portfolio at September 30, 2009 included an aggregate of $43.6 million of non-performing loans, defined as non-accruing loans and accruing loans 90 days or more past due, compared to $39.1 million of non-performing loans at June 30, 2009 and $23.5 million of non-performing loans at December 31, 2008. Although the number of our non-performing loans decreased during the third quarter of 2009, the balance of such non-performing loans increased due to the addition of the aforementioned shared national credit loans with an aggregate outstanding balance of approximately $13.0 million at September 30, 2009. During the third quarter, approximately, $10.2 million of our non-performing loans outstanding at June 30, 2009 were brought current, while an additional $5.0 million of non-performing loans were transferred to REO, however $2.6 million of new loans became 90 days or more delinquent during the period. The increase in non-performing loans during the first nine months of 2009 has been due to a growing number of delinquent loans, including certain, relatively large loans, primarily within our construction loan portfolio (which includes land acquisition and development loans). Of the 27 non-performing loans that comprise the $43.6 million balance of non-performing loans at September 30, 2009, 19 of those loans, with an aggregate outstanding balance of $42.3 million, were construction loans. As of September 30, 2009, 27.1% of our $156.0 million of total outstanding construction loans were non-performing loans at such date. As of September 30, 2009, $17.4 million, or 92.5%, of our allowance for loan losses was allocated to construction loans. At September 30, 2009 and December 31, 2008, our non-performing loans amounted to 5.53% and 3.06%, respectively, of loans receivable, and our allowance for loan losses amounted to 43.17% and 49.35%, respectively, of non-performing loans. At September 30, 2009 and December 31, 2008, our non-performing assets amounted to 5.03% and 2.12% of total assets, respectively. We are continuing to carefully monitor our loan portfolio, however, given the impact of the current economic environment it is possible that additional provisions for loan losses will be necessary in subsequent quarters.

Non-Interest Income and Expenses
Our total non-interest income decreased $5.1 million to a loss of $4.1 million for the third quarter of 2009 from non-interest income of $984,000 for the third quarter of 2008. The decrease was primarily due to a $5.2 million loss on real estate owned with no such loss in the third quarter of 2008. As previously stated, the loss was due to an expense of $4.5 million in the aggregate to write-down the value of certain REO properties. Of this total, $3.9 million was recorded in relation to a 40-unit, high rise residential condominium project in Center City, Philadelphia, that was acquired as REO earlier in 2009. The third quarter expense was recorded to write-down the value of the property to reflect a newly received, updated appraisal as well as the sales price indicated in a letter of intent to sell this REO property which the Company entered into during the third quarter. The $627,000 remainder of the expense recorded during the third quarter of 2009 was taken to write-down the value of two other commercial properties, both of which also are located in Center City, Philadelphia.
Our total non-interest income decreased $4.8 million to a loss of $2.0 million for the first nine months of 2009 from income of $2.8 million for the first nine months of 2008. As was the case for the quarter ended September 30, 2009, the decrease was due primarily to a loss on real estate owned of $5.0 million with no such loss in the comparable 2008 period.
Our total non-interest expenses for the third quarter of 2009 amounted to $5.5 million, representing an increase of $366,000 or 7.1% from the third quarter of 2008. The most significant increase was in our deposit insurance premium expense, which increased $226,000 or 214.6% to $332,000 for the quarter ended September 30, 2009. The increase in the insurance premium was due to an increase in our regular quarterly premium as a result of a new fee structure implemented by the FDIC. Our salaries and employee benefits, occupancy, depreciation, professional services and data processing expenses also increased quarter-over-quarter.
Our total non-interest expenses for the first nine months of 2009 amounted to $17.4 million, representing an increase of $1.7 million or 10.6% from the first nine months of 2008. As was the case for the quarter ended September 30, 2009, the most significant increase was in our deposit insurance premium expense. Our deposit insurance premium expense increased $1.3 million to $1.5 million for the nine months ended September 30, 2009 from $186,000 for the nine months ended September 30, 2008, due to the aforementioned increase in the fee structure implemented by the FDIC, as well as a special assessment by the FDIC on all insured institutions during the second quarter of 2009. Our professional services expense increased $145,000 or 16.4% for the first nine months of 2009 compared to the first nine months of 2008 due primarily to additional legal expenses incurred in connection with the resolution of certain non-performing loans. Salaries and employee benefits, occupancy, depreciation, data processing and director compensation expenses also increased for the first nine months of 2009 compared to the first nine months of 2008.
The Company recorded an income tax benefit of approximately $4.1 million for the third quarter of 2009 compared to an income tax expense of approximately $877,000 for the third quarter of 2008. The Company recorded an income tax benefit of approximately $3.9 million for the first nine months of 2009 compared to an income tax expense of approximately $2.1 million for the first nine months of 2008.

Balance Sheet
The Company’s total assets increased $37.7 million, or 3.2%, to $1.23 billion at September 30, 2009 compared to $1.19 billion at December 31, 2008. Our total cash and cash equivalents increased $19.3 million, largely as a result of $87.6 million in maturities, repayments and sales of investment and mortgage-backed securities outpacing $68.3 million in purchases of new investment and mortgage-backed securities. The balance of our mortgage-backed securities decreased $23.5 million during the first nine months of 2009, and the balance of our investment securities increased $7.0 million during the same period. Our net loans receivable increased $11.5 million during the first nine months of 2009, even after the acquisition of collateral properties in settlement of certain loans resulted in a $16.4 million increase in the balance of our REO during the first nine months of 2009, $16.3 million of which occurred during the first six months of 2009. Our largest loan growth was in multi-family residential and commercial real estate loans, which increased $28.5 million during the first nine months of 2009. Our new loan originations were primarily funded by an increase in our deposits.
Our total deposits increased $152.7 million or 23.0% to $817.7 million at September 30, 2009 compared to $665.0 million at December 31, 2008. The increase during the first nine months of 2009 was due to growth in both core deposits and certificate accounts, but the largest increase was in our core deposits. During the first nine months of 2009, our savings and money market accounts grew $90.5 million, or 61.1%, and our checking accounts grew $10.0 million, or 9.5%, resulting in an increase to core deposits of $100.5 million, or 39.6%. Our certificate accounts also increased, growing $52.2 million or 12.7%. Advances from the FHLB decreased $104.3 million or 40.6% to $152.8 million at September 30, 2009 compared to $257.1 million at December 31, 2008. The repayment of a portion of our advances was based on a number of factors including an evaluation of our overall liquidity and leverage positions, as well as our collateral position with the FHLB.
Our total stockholders’ equity decreased to $221.5 million at September 30, 2009 from $238.1 million at December 31, 2008. The decrease was due primarily to the net losses incurred, as well as costs incurred for our stock repurchase programs during the first nine months of 2009. Our retained earnings decreased by $8.2 million at September 30, 2009 compared to December 31, 2008 primarily as a result of our $5.2 million loss for the first nine months of 2009 combined with the payment of quarterly dividends in the amount of $3.0 million in the aggregate. During the first nine months of 2009, we repurchased approximately 1.7 million shares of the Company’s common stock for an aggregate cost of approximately $12.7 million as part of our stock repurchase plans and our recognition and retention plans. Our decisions to repurchase our common stock were based on determinations by management and the Board of Directors that the current trading price of our stock, which remains below book value, provided an opportunity to utilize our current capital to repurchase shares in a manner intended to positively affect shareholder value. Our flexibility to undertake such a strategy is the result of our strong overall capital position. Even after the impact of our quarterly loss, the Bank’s regulatory capital levels far exceed requirements for well capitalized institutions.

Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as 12 additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of September 30, 2009, Abington Bancorp had $1.23 billion in total assets, $817.7 million in total deposits and $221.5 million in stockholders’ equity.
This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Abington Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors — many of which are beyond the Company’s control — could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations and the adequacy of our allowance for loan losses. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	September 30, 2009	December 31, 2008
ASSETS
Cash and due from banks	$19,182,155	$23,074,990
Interest-bearing deposits in other banks	31,987,069	8,788,354

Total cash and cash equivalents	51,169,224	31,863,344
Investment securities held to maturity (estimated fair value—2009, $21,571,775; 2008, $20,590,495)	20,387,484	20,389,106
Investment securities available for sale (amortized cost— 2009, $74,346,782; 2008, $67,782,158)	76,345,679	69,323,505
Mortgage-backed securities held to maturity (estimated fair value—2009, $75,000,027; 2008, $81,702,915)	73,344,525	83,093,064
Mortgage-backed securities available for sale (amortized cost— 2009, $132,649,367; 2008, $148,601,190)	137,902,351	151,628,507
Loans receivable, net of allowance for loan losses (2009, $18,801,777; 2008, $11,596,784)	768,063,889	756,552,352
Accrued interest receivable	4,541,822	4,856,707
Federal Home Loan Bank stock—at cost	14,607,700	14,607,700
Cash surrender value — bank owned life insurance	40,538,368	39,184,889
Property and equipment, net	10,650,464	11,070,542
Real estate owned	18,180,990	1,739,599
Deferred tax asset	7,247,741	4,456,103
Prepaid expenses and other assets	4,447,757	988,060

TOTAL ASSETS	$1,227,427,994	$1,189,753,478

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits:
Noninterest-bearing	$42,157,760	$37,194,591
Interest-bearing	775,527,193	627,755,843

Total deposits	817,684,953	664,950,434
Advances from Federal Home Loan Bank	152,754,813	257,051,203
Other borrowed money	22,332,653	17,609,637
Accrued interest payable	4,654,465	2,617,721
Advances from borrowers for taxes and insurance	821,663	3,275,285
Accounts payable and accrued expenses	7,636,733	6,148,613

Total liabilities	1,005,885,280	951,652,893

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 20,000,000 shares authorized none issued	—	—
Common stock, $0.01 par value, 80,000,000 shares authorized; 24,460,240 shares issued; outstanding: 21,674,639 shares in 2009, 23,369,916 shares in 2008	244,602	244,602
Additional paid-in capital	201,793,667	201,378,465
Treasury stock—at cost, 2,785,601 shares in 2009, 1,090,324 shares in 2008	(23,162,583)	(10,525,100)
Unallocated common stock held by:
Employee Stock Ownership Plan (ESOP)	(14,509,138)	(15,138,418)
Recognition & Retention Plan Trust (RRP)	(4,321,617)	(5,593,821)
Deferred compensation plans trust	(989,350)	(1,190,857)
Retained earnings	57,771,143	66,007,138
Accumulated other comprehensive income	4,715,990	2,918,576

Total stockholders’ equity	221,542,714	238,100,585

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,227,427,994	$1,189,753,478

ABINGTON BANCORP, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	Septebmer 30,		September 30,
	2009	2008	2009	2008
INTEREST INCOME:
Interest on loans	$9,872,855	$10,266,825	$30,050,716	$31,582,679
Interest and dividends on investment and mortgage-backed securities:
Taxable	2,736,909	3,158,686	9,022,260	8,600,152
Tax-exempt	401,062	374,661	1,204,646	1,010,059
Interest and dividends on other interest-earning assets	6,607	206,824	33,537	1,031,230

Total interest income	13,017,433	14,006,996	40,311,159	42,224,120

INTEREST EXPENSE:
Interest on deposits	3,801,382	3,842,347	11,889,584	13,015,386
Interest on Federal Home Loan Bank advances	1,794,970	2,342,205	5,783,241	6,755,223
Interest on other borrowed money	19,879	91,429	56,214	321,002

Total interest expense	5,616,231	6,275,981	17,729,039	20,091,611

NET INTEREST INCOME	7,401,202	7,731,015	22,582,120	22,132,509

PROVISION FOR LOAN LOSSES	8,802,678	309,372	12,324,090	1,035,360

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	(1,401,476)	7,421,643	10,258,030	21,097,149

NON-INTEREST (LOSS) INCOME
Service charges	388,850	416,449	1,175,515	1,222,899
Income on bank owned life insurance	451,713	476,406	1,353,479	1,436,381
Net loss on real estate owned	(5,152,887)	—	(4,983,805)	—
Net gain on sale of securities	5,102	—	5,102	146,375
Impairment charge on investment securities	—	—	—	(330,527)
Other income	160,998	91,564	451,836	308,388

Total non-interest (loss) income	(4,146,224)	984,419	(1,997,873)	2,783,516

NON-INTEREST EXPENSES
Salaries and employee benefits	2,736,723	2,668,866	8,503,992	8,487,776
Occupancy	630,544	553,075	1,734,540	1,594,913
Depreciation	228,583	214,231	676,657	612,572
Professional services	335,623	302,437	1,034,023	888,585
Data processing	383,011	358,183	1,175,790	1,119,805
Deposit insurance premium	331,735	105,436	1,486,239	186,478
Advertising and promotions	128,613	156,828	309,669	375,299
Director compensation	224,709	224,867	673,564	634,096
Other	518,032	567,601	1,767,573	1,799,341

Total non-interest expenses	5,517,573	5,151,524	17,362,047	15,698,865

(LOSS) INCOME BEFORE INCOME TAXES	(11,065,273)	3,254,538	(9,101,890)	8,181,800
(BENEFIT) PROVISION FOR INCOME TAXES	(4,089,152)	876,629	(3,900,369)	2,138,847

NET (LOSS) INCOME	$(6,976,121)	$2,377,909	$(5,201,521)	$6,042,953

BASIC (LOSS) EARNINGS PER COMMON SHARE	$(0.36)	$0.11	$(0.26)	$0.27
DILUTED (LOSS) EARNINGS PER COMMON SHARE	$(0.36)	$0.10	$(0.26)	$0.26

BASIC AVERAGE COMMON SHARES OUTSTANDING:	19,635,808	21,855,861	19,963,132	22,112,239
DILUTED AVERAGE COMMON SHARES OUTSTANDING:	19,635,808	22,668,249	19,963,132	22,908,703

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Selected Operating Ratios(1):
Average yield on interest-earning assets	4.77%	5.42%	4.92%	5.49%
Average rate on interest-bearing liabilities	2.43%	3.05%	2.58%	3.32%
Average interest rate spread(2)	2.34%	2.37%	2.34%	2.17%
Net interest margin(2)	2.71%	2.99%	2.76%	2.88%
Average interest-earning assets to average interest-bearing liabilities	117.83%	125.63%	119.19%	127.10%
Net interest income after provision for loan losses to non-interest expense	(25.39)%	144.09%	59.08%	134.38%
Total non-interest expense to average assets	1.83%	1.83%	2.89%	1.88%
Efficiency ratio(3)	169.52%	59.10%	84.35%	63.01%
Return on average assets	(2.31)%	0.84%	(0.87)%	0.72%
Return on average equity	(12.31)%	3.86%	(4.51)%	3.24%
Average equity to average assets	18.77%	21.87%	19.21%	22.36%

Asset Quality Ratios(4):
Non-performing loans as a percent of total loans receivable(5)	5.53%	3.02%	5.53%	3.02%
Non-performing assets as a percent of total assets(5)	5.03%	2.16%	5.03%	2.16%
Allowance for loan losses as a percent of non-performing loans	43.17%	13.13%	43.17%	13.13%
Allowance for loan losses as a percent of total loans	2.39%	0.40%	2.39%	0.40%
Net charge-offs (recoveries) to average loans receivable	0.39%	(0.04)%	0.90%	(0.01)%

Capital Ratios(6):
Tier 1 leverage ratio	13.57%	15.03%	13.57%	15.03%
Tier 1 risk-based capital ratio	20.27%	23.11%	20.27%	23.11%
Total risk-based capital ratio	21.54%	23.50%	21.54%	23.50%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and, for the three-month and nine-month periods ended September 30, 2009 and 2008, are annualized where appropriate.

(2)	Average interest rate spread represents the difference between the average yield on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.

(4)	Asset quality ratios are end of period ratios, except for net charge-offs to average loans receivable.

(5)	Non-performing assets consist of non-performing loans and real estate owned. Non-performing loans consist of all accruing loans 90 days or more past due and all non-accruing loans. It is our policy, with certain limited exceptions, to cease accruing interest on single- family residential mortgage loans 120 days or more past due and all other loans 90 days or more past due. Real estate owned consists of real estate acquired through foreclosure and real estate acquired by acceptance of a deed-in-lieu of foreclosure.

ABINGTON BANCORP, INC.
UNAUDITED SELECTED FINANCIAL DATA (continued)

	September 30,	June 30,	December 31,
	2009	2009	2008
	(Dollars in Thousands)
Non-accruing loans:
One- to four-family residential	$239	$240	$—
Multi-family residential and commercial real estate	261	561	2,597
Construction	31,477	19,647	20,594
Commercial business	—	—	—
Home equity lines of credit	—	—	—
Consumer non-real estate	—	—	—

Total non-accruing loans	31,977	20,448	23,191

Accruing loans 90 days or more past due:
One- to four-family residential	633	748	311
Multi-family residential and commercial real estate	—	—	—
Construction	10,844	17,853	—
Commercial business	—	—	—
Home equity lines of credit	97	—	—
Consumer non-real estate	—	18	—

Total accruing loans 90 days or more past due	11,574	18,619	311

Total non-performing loans(1)	43,551	39,067	23,502

Real estate owned, net	18,181	18,083	1,740

Total non-performing assets	$61,732	$57,150	$25,242

Total non-performing loans as a percentage of loans	5.53%	5.04%	3.06%

Total non-performing loans as a percentage of total assets	3.55%	3.30%	1.98%

Total non-performing assets as a percentage of total assets	5.03%	4.83%	2.12%

(1)	Non-performing loans consist of non-accruing loans plus accruing loans 90 days or more past due.

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